Exhibit 10.5

                             TTR TECHNOLOGIES, INC.

                                                Effective as of April 17, 2002

Mr. Matthew Cohen
___[address]________

____________________



Dear Matt:

            This letter will confirm that effective June 17, 2002 (the "Effective Date") your employment with TTR TECHNOLOGIES, INC. (the "Company") and all subsidiaries of the Company will be terminated and you will no longer be an officer of the Company and its subsidiaries. In consideration of such employment termination, the Company has agreed to provide you with the severance benefits set forth in this letter agreement and you have agreed to the covenants contained herein. Except as set forth in paragraph 2 below, until the Effective Date you shall continue to perform your duties pursuant to the employment agreement between you and the Company dated as of June 1, 2001 (the "Employment Agreement").

1. Termination Payments

      (a) The Company shall pay to you your current base salary of $180,000 per annum until May 17, 2002. In addition, on May 17, 2002 the Company shall make a lump sum payment to you of $95,000 in lieu of any other salary, bonuses or any other amounts otherwise payable under the Employment Agreement. All payments under this Section 1 shall be subject to all applicable federal, state and local withholding taxes. You will not be entitled to any bonus payments or other benefits after May 17, 2002.

         (b) In the event that the Company fails to make any payments required under this letter agreement, you will be released from all covenants and obligations under this agreement (other than the obligations pursuant to Section 3(a)1 hereunder and under Article VIII of your Employment Agreement (confidentiality)); provided however that you must first give the


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Company notice of the failure of payment and the Company shall have 15 business days from the receipt of such notice to cure such failure.

2. Transition Agreements

            Notwithstanding the foregoing, for the one (1) month period immediately preceding the Effective Date you shall only be required to be available on a reasonable basis for consultation with the Company and its officers and employees. Such consultation shall include, but not be limited to
(I) your helping in the preparation and filing with the Securities and Exchange Commission of the Company's Quarterly Report on Form 10-Q, (II) your assistance in the Company's subsidiary Comsign's negotiations with Verisign and (III) your cooperating in the transition of your duties and responsibilities to Sam Brill and other officers of the Company. You will not be responsible for any analysis or opinion with respect to any fundraising activities. Subject to your consulting obligations hereunder, you will not make any decisions during this period that will have a material impact on the Company or its subsidiaries. In addition, from the date hereof until May 17, 2002, you shall devote your full business time and efforts to performing your duties under the Employment Agreement; provided, however, that during such period you may attend such job interviews during normal business hours as are approved by another executive officer of the Company.

3. Restrictive Covenants

      (a) Confidentiality; Non-Compete.

            You acknowledge and agree that the terms and provisions of 1.
Article VIII (confidentiality) and 2. Article IX (Non-compete) in your Employment Agreement will remain in full force and effect after the Effective Date and are not terminated or released hereby.

      (b) Non-Disparagement; Information regarding your status at the Company.

            You hereby agree not to comment adversely or make disparaging remarks concerning the Company or its officers, directors or stockholders, and the Company agrees not to comment adversely or make disparaging remarks concerning you or your employment with the Company. Nothing in this agreement or the Employment Agreement, shall be interpreted as affecting your obligations to comply with the specific terms of any valid and effective subpoena, oral questions, interrogatories, requests for information, civil investigative demand or order issued by a court of competent jurisdiction or by a governmental body, nor shall any remarks made as a part of any such obligations in any such legal proceedings be cause to change your rights under this letter agreement or the Employment Agreement; provided however, that you agree not to initiate any legal proceedings or inquiries reasonably expected to lead to such legal proceedings. You will inform the Company in writing within 24 hours of receiving any notice regarding legal proceedings relating to the Company.

      (c) Acknowledgments Respecting Confidentiality, Non-Disparagement and Non-Compete Covenants


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            (i) With respect to the covenants made by you and set forth in this
Section 3 and in Articles VIII and IX of the Employment Agreement (individually a "Covenant" or collectively the "Covenants"), you acknowledge and agree that any breach of the Covenants contained in this Section 3 would irreparably injure the Company, and it is impossible to measure in money the damages that will accrue to the Company. In the event that you materially breach any Covenant hereunder, in addition to any other relief to which the Company may be entitled at law or at equity, the Company will be entitled to a preliminary and permanent injunction restraining you from violating any such Covenant without the necessity of posting any bond or undertaking. If the Company shall institute any action or proceeding to enforce any Covenant, you hereby waive the claim or defense that the Company has an adequate remedy at law and you agree not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law.

            (ii) With respect to the covenants made by the Company and set forth in this Section 3 (individually a "Covenant" or collectively the "Covenants"), the Company acknowledges and agrees that any breach of the Covenants contained in this Section 3 would irreparably injure you, and it is impossible to measure in money the damages that will accrue to you. In the event that the Company materially breaches any Covenant hereunder, in addition to any other relief to which you may be entitled at law or at equity, you will be entitled to a preliminary and permanent injunction restraining the Company from violating any such Covenant without the necessity of posting any bond or undertaking. If you shall institute any action or proceeding to enforce any Covenant, the Company hereby waives the claim or defense that you have an adequate remedy at law and the Company agrees not to assert in any such action or proceeding the claim or defense that you have an adequate remedy at law.

4. General Release and Waiver

      (a) You, your heirs, successors and assigns, hereby, effective upon the Effective Date, release, remise, acquit and discharge the Company and its subsidiaries, directors, officers, stockholders, creditors, agents, employees, consultants, attorneys, advisers, successors and assigns, jointly and severally, from any and all claims, known or unknown, suspected or unsuspected, at law or in equity, which you, your heirs, successors, or assigns have or may have against any of such parties and any and all liability which any of such parties may have to you whether denominated claims, demands, causes, causes of action, obligations, costs, damages or liabilities arising from and during your relationship with the Company or any of its subsidiaries or as a result of the termination of such relationship, including but not limited to claims related to or arising under the Employment Agreement, claims under the Civil Rights Act of 1866, as amended, 42 U.S.C. S.1981 et. Seq.; the Civil Rights Act of 1991, as amended, 42 U.S.C. Section 1981a; Title VII of the United States Civil Rights Act of 1964, as amended, 42 U.S.C. S 2000e et. Seq.; the Equal Pay Act of 1963, 29 U.S.C. S 206; the Age Discrimination in Employment Act, as amended, 29 U.S.C. S 621 et. seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. S 12101 et. seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. S 2601 et. seq.; the Employee Retirement Income Security Act of 1974, as amended, or any other federal, New York or other state or local law concerning wages, employment and discharge, and any other law, rule, or regulation or workers' compensation or disability claim under any such


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laws. You agree not to file or permit to be filed on your behalf any release claim. Notwithstanding any other provision of this Letter Agreement, this release is not intended to interfere with your right to file a charge with the U.S. Equal Employment Opportunity Commission in connection with any claim you believe you may have against the Company. However, by signing and returning the acknowledgment copy of this Letter Agreement, you agree to waive the right to recover damages in any proceeding you may bring before the U.S. Equal Employment Opportunity Commission or in any proceeding brought by the U.S. Equal Employment Opportunity Commission on your behalf. This release shall not apply to the obligations set forth in this Letter Agreement or any other claims that may arise after the Effective Date.

      (b) The Company and its subsidiaries hereby, effective upon the Effective Date, release, remise, acquit and discharge you and your heirs, successors and assigns, attorneys and advisors, jointly and severally, from any and all claims, known or unknown, suspected or unsuspected, at law or in equity, which it may have against you, whether denominated claims, demands, causes, causes of action, obligations, costs, damages or liabilities arising from and during your relationship with the Company or any of its subsidiaries or as a result of the termination of such relationship, including, without limitation, all claims related to, arising under or out of the Employment Agreement. Each of the covenantors of this subsection 4 (b) agrees not to file or permit to be filed on its behalf any such released claim. This release shall not apply to the obligations set forth in this Letter Agreement or any other claims that may arise after the Effective Date.

      (c) The parties agree that the releases set forth in this Paragraph 4 do not include any claims, demands, causes, causes of action, obligations, costs, damages or liabilities arising from or under any indemnification provisions set forth in the Certificate of Incorporation and Bylaws, as amended, of the Company and any of its subsidiaries or any separate indemnity agreement to which you and the Company and/or one or more of its subsidiaries is a party.

      (d) The parties hereto expressly acknowledge that their respective mutual releases hereunder constitute adequate consideration therefor. Except with respect to the obligations created by or arising out of this Letter Agreement or as otherwise expressly provided herein, this Letter Agreement shall be effective as a full and final accord and satisfaction and mutual general release of all claims released pursuant to Paragraphs 4(a) and 4(b) above (the "Released Claims").

5. Return of Company Property. You covenant and agree that on or before the Effective Date you will return to the Company all of the Company's documents held by you as well as keys, security cards and office and computer equipment. The Company acknowledges that your credit card has been cancelled, destroyed and returned to the Company. You covenant and agree that on or before the Effective Date you will cancel your Company telephone account with Net2Phone.

Directors and Officers Insurance. You are entitled to coverage under the Company's Directors and Officers Insurance policy in effect on the date hereof, to the extent it is applicable to you.


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6. Heirs and Assigns

      (a) This Letter Agreement is personal to you and, without the prior written consent of the Company, shall not be assignable by you other than by will or the laws of descent and distribution.

      (b) The terms of this Letter Agreement shall inure to the benefit of and shall be binding on the Company and its respective successors and assigns.

7. General Provisions

      (a) This Letter Agreement constitutes the entire understanding of the Company and you with respect to the subject matter hereof, and supersedes all prior understandings, written or oral, including, without limitation, the Employment Agreement, other than (i) the provisions of Articles VIII and IX of the Employment Agreement and (ii) any indemnification provisions in the Certificate of Incorporation of the Company or any of its subsidiaries and any separate indemnity agreements. The terms of this Letter Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. A failure of a party to insist on strict compliance with any provision of this Letter Agreement shall not be deemed a waiver of such provision or any other provision hereof. The invalidity or unenforceability of any provision of this Letter Agreement shall in no way affect the validity or enforceability of any other provision. In the event that any provision of this Letter Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

      (b) Each party hereto hereby represents that such party has reviewed all aspects of this Letter Agreement, that each party has carefully read and understand all of the provisions of this Letter Agreement, that such party understands that in agreeing to this document, it is releasing certain other parties as provided above, with prejudice, from any and all Released Claims it may have against such released party, that such party voluntarily agrees to all the terms set forth in this Letter Agreement, and that such party knowingly and willingly intends to be legally bound by those terms. Each party further acknowledges that such party has or has had the opportunity to review it with an attorney.

      (c) This Letter Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Delaware without reference to the principles of conflicts of law. Any controversy arising out of this Letter Agreement shall be adjudicated in a Federal court or State court located in New York, NY and no party hereto shall allege that any such action is conducted in an inconvenient forum. The parties hereby expressly submit to the jurisdiction of such courts for the purpose of enforcing such Letter Agreement.

            Upon your signature and return of this Letter Agreement, this Letter Agreement will be effective, enforceable and irrevocable.

                                               Sincerely,

                                               TTR TECHNOLOGIES, INC.

                                               By: /s/ Sam Brill
                                                  ------------------------------
                                                  Name: Sam Brill
                                                  Title: Chief Operating Officer


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Agreed to and Accepted
as of the date first above-written:

/s/ Matthew L. Cohen
-----------------------------------
Matthew L. Cohen


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